Exhibit 99.1

DATE:	April 23, 2015 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP — NASDAQ, MSFG —
Announces First Quarter 2015 Financial Results

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the first quarter of 2015.  For the three months ended March 31, 2015, the Company recorded net income of $7.7 million, or $0.35 per common share, compared to net income of $6.2 million, or $0.30 per common share, in the first quarter of 2014.  During the first quarter of 2015 the Company incurred a $2.4 million charge related to the prepayment of Federal Home Loan Bank (FHLB) advances and realized $252 thousand of gains from the sale of investment securities.  The sum of these items reduced earnings per share by $0.06.

CEO Comments

Mr. Brown stated, “I am very pleased with our first quarter results as our net income and earnings per share were both significantly higher than a year ago.  The acquisition of MBT Bancorp led to an 8% increase in net interest income while our expense base only increased modestly.  We also experienced steady organic loan growth for the quarter as loans grew by 5% on an annualized basis.  Our lending teams in newer markets continue to expand their loan portfolios on a consistent basis.  Additionally, fee income was strong compared to the prior year and was primarily driven by increases in mortgage revenue and interchange income.”

Mr. Brown continued, “During the quarter, we continued to realize significant improvements in asset quality as non-performing assets declined by 37% on a linked quarter basis.  Immediately after the quarter, we recorded two large recoveries related to the sale of two formerly classified hotel loans and the payoff of another formerly classified hotel loan.  The continued improvement in loan quality was also reflected in our provision for loan loss expense as we recorded zero expense for the quarter.”

Mr. Brown concluded, “Our Board of Directors was pleased to increase the quarterly common dividend in March by 18%, from $.11 per common share to $.13.  The Board’s decision to increase the dividend by this amount was based upon our strong operating performance and its general positive outlook about the future of the Company.  Based upon today’s stock price, our annualized dividend yield is approximately 2.6%.”

NET INTEREST INCOME

Net interest income was $25.0 million for the first quarter of 2015 compared to $23.2 million a year ago.  The increase in net interest income was primarily due to an increase in earning assets.  Net interest margin, on a fully-taxable equivalent basis, was 3.80% for the first quarter of 2015, which was nine basis points below the first quarter of 2014 and an increase of six basis points compared to the fourth quarter of 2014.

NON-INTEREST INCOME

The Company’s non-interest income (excluding investment securities gains) was $11.2 million for the first quarter of 2015 compared to $9.3 million for the same period in 2014.  Mortgage banking income increased by $539 thousand primarily due to the low interest rate environment and the addition of mortgage loan originators in the Company’s footprint.  The Company also realized a $297 thousand gain in the first quarter of 2015 from death benefits related to bank-owned life insurance.  During the first quarter of 2014, the Company announced plans to close three banking offices.  As a result of these closings, we incurred $550 thousand of fixed asset write-downs.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $27.0 million for the first quarter of 2015 compared to $24.2 million for the same period in 2014.  During the first quarter of 2015, the Company incurred $2.4 million in expenses related to the prepayment of FHLB advances.  Excluding these penalties, the Company’s non-interest expense would have been $24.7 million for the first quarter of 2015.  The year over year increase in total expenses were in the employee, occupancy and equipment expense categories and were primarily related to the acquisition of MBT Bancorp in the fourth quarter of 2014.

BALANCE SHEET AND CAPITAL

Total assets were $3.15 billion at March 31, 2015, which represents a $280 million increase from a year ago.  The increase in the balance sheet was primarily related to the acquisition of MBT Bancorp in the fourth quarter of 2014 in addition to organic loan growth.  Loan balances (including loans that are classified as held for sale) grew $24 million on a linked-quarter basis.  The Company’s regulatory capital ratios remain strong and as of March 31, 2015 were as follows: leverage ratio of 10.2%, tier one capital to risk-weighted assets of 14.9%, and total capital to risk-weighted assets of 16.0%.  In addition, as of March 31, 2015, the Company’s tangible common equity ratio was 9.5%.

ASSET QUALITY

Non-performing assets (NPA’s) were $19.8 million as of March 31, 2015, a decrease of $11.7 million on a linked-quarter basis.  NPA’s represented 0.63% of total assets as of March 31, 2015 compared to 1.01% as of December 31, 2014 and 0.97% as of March 31, 2014.  Net charge-offs were $612 thousand for the first quarter of 2015 and represented 0.13% of average loans on an annualized basis.  The Company recorded no loan loss provision expense for the first quarter of 2015.  This was primarily due to the low level of charge-offs for the quarter and the reduction of non-performing loans.  In addition, during the first week of April the Company realized $1.2 million in recoveries related to the sale of an $11.4 million credit and the payoff of a $4.4 million credit.  While these items will be recorded as second quarter activity, the Company considered these recoveries when evaluating the required loan loss reserve balance as of March 31, 2015.  The Company’s allowance for loan losses as a percent of total outstanding loans was 1.14% as of March 31, 2015 compared to 1.18% as of December 31, 2014 and 1.61% as of March 31, 2014.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended March 31
	2015	2014
Income Statement Summary
Interest Income	$27,196	$25,440
Interest Expense	2,213	2,219
Net Interest Income	24,983	23,221
Provision for Loan Losses	—	750
Noninterest Income:
Trust and investment product fees	1,206	1,270
Mortgage banking	1,855	1,316
Service charges on deposit accounts	4,621	4,585
Gain on sales of securities	252	—
Interchange income	1,961	1,735
OREO gains/(losses)	(11)	(77)
Other	1,578	444
Total Noninterest Income	11,462	9,273
Noninterest Expense:
Employee	13,977	13,573
Occupancy and equipment	4,914	4,647
Intangible amortization	420	432
Marketing	562	598
Collection expenses	256	437
FDIC assessment	375	435
FHLB advance prepayment penalty	2,364	—
Consultant expenses	250	350
Other	3,909	3,742
Total Noninterest Expense	27,027	24,214
Earnings Before Income Taxes	9,418	7,530
Provision for Income Taxes	1,755	1,305
Net Income	$7,663	$6,225

	Three months ended March 31
	2015	2014
Average Balance Sheet Data
Gross Loans	$1,963,024	$1,684,330
Earning Assets	2,842,290	2,598,200
Total Assets	3,145,547	2,863,287
Noninterest Bearing Deposits	536,513	446,177
Interest Bearing Deposits	1,937,288	1,768,178
Total Interest Bearing Liabilities	2,209,559	2,080,693
Shareholders’ Equity	366,282	312,654

	Three months ended March 31
	2015	2014
Per Share Data
Diluted Earnings Per Share	$0.35	$0.30
Cash Dividends Per Share	0.130	0.100
Market Value - High	20.62	18.03
Market Value - Low	18.71	15.78
Average Outstanding Shares (diluted)	21,915,434	20,577,605

	Three months ended March 31
	2015	2014
Key Ratios
Return on Average Assets	0.99%	0.88%
Return on Average Equity	8.48%	8.07%
Net Interest Margin	3.80%	3.89%
Efficiency Ratio	70.96%	70.76%
Net Overhead to Average Assets	2.01%	2.12%

	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
Balance Sheet Highlights
Total Loans (Including Loans Held for Sale)	$1,990,169	$1,966,047	$1,758,003	$1,706,144	$1,690,797
Allowance for Loan Losses	22,638	23,250	24,549	23,867	27,247
Total Securities	871,080	867,760	840,101	852,374	881,104
Goodwill and Intangible Assets	78,126	78,546	68,772	69,161	69,593
Total Assets	3,152,830	3,122,516	2,899,952	2,861,017	2,872,379
Noninterest Bearing Deposits	550,497	513,393	464,058	455,496	459,541
Interest Bearing Deposits	1,924,737	1,954,928	1,757,641	1,800,849	1,766,284
Other Borrowings	276,719	255,652	281,582	220,663	265,663
Shareholders’ Equity	368,931	360,662	332,790	327,381	315,559

	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
Other Balance Sheet Data
Tangible Book Value Per Common Share	$13.40	$13.01	$12.90	$12.62	$12.03
Loan Loss Reserve to Loans	1.14%	1.18%	1.40%	1.40%	1.61%
Loan Loss Reserve to Non-performing Loans	161.97%	171.01%	151.80%	141.86%	135.75%
Nonperforming Assets (NPA) to Total Assets	0.51%	0.52%	0.67%	0.72%	0.83%
NPA’s (w/ TDR’s) to Total Assets	0.63%	1.01%	1.23%	1.29%	0.97%
Tangible Common Equity Ratio (1)	9.46%	9.27%	9.33%	9.25%	8.78%
Outstanding Shares	21,694,815	21,687,525	20,460,763	20,458,763	20,445,951

	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
Asset Quality
Special Mention Loans	$30,823	$34,922	$25,319	$37,917	$53,019
Substandard Loans (Accruing)	24,426	22,926	22,647	24,344	29,429
New Non-accrual Loans (for the 3 months ending)	3,068	3,707	4,251	1,626	2,963

Loans Past Due 90 Days or More and Still Accruing	$—	$—	$59	$—	$—
Non-accrual Loans	13,977	13,596	16,113	16,824	20,071
Other Real Estate Owned	2,201	2,688	3,190	3,723	3,841
Total Nonperforming Assets (NPA’s)	$16,178	$16,284	$19,362	$20,547	$23,912
Troubled Debt Restructurings (Accruing)	3,603	15,243	16,274	16,408	4,041
Total NPA’s with Troubled Debt Restructurings	$19,781	$31,527	$35,636	$36,955	$27,953

Net Charge-offs - QTD	$612	$1,299	$(682)	$4,130	$1,112
Net Charge-offs as a % of average loans	0.13%	0.27%	-0.16%	0.98%	0.27%

(1) Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. The Company believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
Shareholders’ Equity	368,931	360,662	332,790	327,381	315,559
Less: Intangible Assets	78,126	78,546	68,772	69,161	69,593
Tangible Common Equity	290,805	282,116	264,018	258,220	245,966

Total Assets	3,152,830	3,122,516	2,899,952	2,861,017	2,872,379
Less: Intangible Assets	78,126	78,546	68,772	69,161	69,593
Tangible Assets	3,074,704	3,043,970	2,831,180	2,791,856	2,802,786

Ending Shares Outstanding	21,694,815	21,687,525	20,460,763	20,458,763	20,445,951

Tangible Book Value Per Share	$13.40	$13.01	$12.90	$12.62	$12.03
Tangible Common Equity/Tangible Assets	9.46%	9.27%	9.33%	9.25%	8.78%

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.